Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 7, 2017
Registration Statement Nos. 333-205778 and 333-205778-08

★PRICING DETAILS★ $1.199bln TAOT 2017-D (Auto Loan)

Joint Leads:                          J.P. Morgan (struc), Barclays, Lloyds
Co-Managers:                    CIBC, Loop, US Bancorp

	TOTAL	OFFERED
CL	SZ ($MM)	SZ ($MM)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	444.000	N/A	0.25	**RETAINED**
A-2a	420.000	399.000	1.05	Aaa/AAA	07/19	08/20	EDSF+5	1.751	1.74	99.99519
A-2b	210.000	199.500	1.05	Aaa/AAA	07/19	08/20	1mL +5			100.00000
A-3	484.000	459.800	2.25	Aaa/AAA	11/20	01/22	IntS+8	1.942	1.93	99.99078
A-4	148.240	140.828	3.39	Aaa/AAA	07/21	02/23	IntS+17	2.133	2.12	99.98829
B	43.760	N/A	3.67	**RETAINED**

Expected Settle	:	11/15/17	Registration	:	SEC Registered
First Pay Date	:	12/15/17	ERISA	:	Yes
Expected Ratings	:	Moody's, S&P	Pxing Speed	:	1.3 ABS to 5% Call
Ticker	:	TAOT 2017-D	Min Denoms	:	$1k x $1k
Bill & Deliver	:	J.P. Morgan	Expected Pricing	:	Priced

CUSIPs:	A-2a 89238K AB8		Available Information:
	A-2b 89238K AC6		* Preliminary Prospectus (attached)
	A-3 89238K AD4		* Ratings FWP (attached)
	A-4 89238K AE2		* IntexNet/CDI (via separate message)
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.